News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION OFFERS GUIDANCE ON

THIRD QUARTER OPERATING RESULTS

COLUMBUS, IN, October 4, 2005- Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business and home equity lending, today announced that it expects results in its mortgage banking segment to have meaningfully returned to profitability when third quarter results are reported. This improvement in mortgage banking operations is expected to have contributed to results for the entire Corporation that are more aligned with historic levels of earnings and profitability than those that were reported in each of the first two quarters of 2005.

Interest rates fluctuated meaningfully during the quarter, rising over 50 basis points during the first five weeks of the quarter, then declining approximately 35 basis points over the next four weeks, and subsequently rising again to end the quarter approximately 50 basis points above levels at the start of the period. Changes to the company's hedging strategy that were noted in the Corporation's Form 10-Q as of June 30, 2005, proved effective in reducing the effect of these interest rate fluctuations and helped limit to a small loss the net MSR impairment and hedge results during the quarter. In addition, the mortgage company continued its MSR risk reduction strategy with a $1.8 billion servicing sale during the quarter, reducing its servicing portfolio to approximately $18.5 billion, down from $20.8 billion at June 30.

Combined performance in the Corporation's other three segments is generally expected to reflect the results of those entities during the first half of the year: good loan growth coupled with stable loan quality.

These estimates are made prior to full and final compilation of credit or servicing right impairment (especially final analysis of credit impairment related to recent hurricanes), servicing sale proceeds, or other components of revenues and expenses, but are intended to provide directional guidance on quarterly results. Complete financial results are expected to be released on or about October 28.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions are intended to identify forward-looking statements, which may include, among other things:

  Statements and assumptions relating to projected growth in our earnings, projected loan originations, portfolio sales and the relative performance of our lines of business;
  Statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolio; and
  Any other statements that are not historical facts.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios, both of which can be influenced by movements in secondary market interest rates; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and may affect loan demand; unanticipated deterioration in the credit quality of our loan assets or estimates of potential credit losses resulting from hurricane damage made prior to final assessment of actual damage and loss potential; unanticipated deterioration in or changes in estimates of the carrying value of our other assets; difficulties in delivering loans to the secondary market or selling servicing rights as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line-of-business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; or governmental changes in monetary or fiscal policies.

We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent periodic reports we file with the Securities and Exchange Commission.

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